FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 2, 2004

Flag Financial Corporation
(Exact name of registrant as specified in its charter)

Georgia	000-24532	58-209417
(State or other jurisdiction of incorporation)	(CommissionFile Number)	(IRS Employer Identification No.)

3475 Piedmont Road, Suite 550, Atlanta, Georgia	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(404) 760-7700

(Former name or former address, if changed since last report)

Item 1.01.  Entry Into a Material Definitive Agreement

    On December 2, 2004, Flag Financial Corporation, a Georgia corporation (the “Registrant”), entered into an asset purchase agreement (the "Asset Purchase Agreement") with RNM Enterprises, Inc., a Georgia corporation ("RNM"), and JDDWNM, Inc., a Georgia corporation (“JDDWNM,” and together with RNM, the “Sellers”). RNM is a Macon, Georgia, based company doing business as Payroll Solutions and is a leading provider of payroll, human resources and benefits services to small and medium-sized businesses primarily in Georgia. Under the terms of the Asset Purchase Agreement, the Registrant acquired substantially all of the assets of the Sellers in exchange for (i) 236,723 shares of common stock, par value $1.00 per share (the “Common Stock”), with an aggregate value of approximately $3.3 million; and (ii) the assumption of RNM’s outstanding debt of approximately $1.4 million. Of the total number of shares of the Common Stock issued under the Asset Purchase Agreement, 47,143 shares with an aggregate value of $660,000 will be released to the Sellers upon accomplishment of certain business objectives specified in the Asset Purchase Agreement. The Registrant also agreed to register all of the shares of Common Stock issued under the Asset Purchase Agreement for resale under the Securities Act of 1933, as amended (the “Securities Act”).

Item 3.02.  Unregistered Sales of Equity Securities

    On December 2, 2004, the Registrant issued 236,723 shares of Common Stock as consideration under the Asset Purchase Agreement described above.  The shares were issued to the two shareholders of Payroll Solutions in a private placement exempt from registration pursuant to Rule 506 under the Securities Act. The value of the transaction to RNM and JDDWNM was approximately $3.3 million, of which $660,000 is to be deferred until completion of certain goal provisions in the Asset Purchase Agreement. In addition, the Registrant assumed $1.4 million in debt from RNM. The principals of RNM, Derek Whitworth, Jarrod Durden and Rick Mixon, each became officers of the Registrant on December 2, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

December 8, 2004	FLAG FINANCIAL CORPORATION

By:	/s/ J. Daniel Speight
J. Daniel Speight
Vice Chairman, Chief Financial Officer and Secretary